AGREEMENT FOR THE PURCHASE OF COMMON STOCK

This Agreement, dated this 30th day of June, 1995, by and between the Shareholder's Trust, ("the Trust") as representatives of certain shareholders of Resorts Marketing Unlimited, Inc. (" the company") and Fred Keller, individually ("the buyer") is made for the purpose of setting forth the terms and conditions upon which the Trust will sell, on behalf of certain shareholders who are beneficiaries of the Trust, to the buyer or his nominees, a total of 1,800,000 free trading shares of Resort Marketing Unlimited Inc.'s common stock.

In consideration of the mutual promises, covenants and representations contained herein, the parties agree as follows:

                ARTICLE 1 - SALE OF SECURITIES

Subject to the terms and conditions of this Agreement, certain Beneficiaries of the Trust agree to sell and the buyer agrees to purchase 1,500,000 shares of Resort International common stock for $.02 per share or $30,000 if all are purchased, plus an additional 300,000 shares for $.03 per share or $9,000, if all are purchased. The total purchase price if all the shares are purchased is $39,000 payable in the form of a cashier's check, certified bank funds or Federal Reserve wire transfer to the Trust's order at the time that the certificates evidencing ownership of the common stock of Resort International Inc. are delivered to the buyer and this Agreement is closed. The Trust warrants that it is lawfully organized and valid under the laws of the Commonwealth of Massachusetts as a business trust and is empowered to act in this capacity.

           ARTICLE 2 - REPRESENTATIONS AND WARRANTIES

As of the closing date as defined in Article IV below, the Trust, and the shareholders represented therein, represent and warrant the following to the buyer:

     1. Organization. Resort International, Inc. is a corporation duly organized, validly existing, in good standing under the laws of the State of Nevada, has all the necessary corporate powers to own real and personal property, and to carry on a business. All actions taken by the incorporators, Directors and/or shareholders of the company have been valid and in accordance with the laws of the State of Nevada.

     2. Capital. The authorized capital stock of the company consists of 25,000,000 shares of common stock of a single class, par value $.001. of which 2,150,000 shares are issued and Outstanding. All outstanding shares are fully paid and non-assessable, free of liens, encumbrances, options, restrictions and legal or equitable rights of others not a party to this Agreement. There are no outstanding subscriptions, options, rights, warrants, convertible securities or other agreements or commitments obligating the company to issue or to transfer from treasury any additional shares of its common stock. None of the outstanding shares of the company are subject to any stock restriction agreements. There are 502 bona fide shareholders of the company. All of the shareholders have valid title to such shares and acquired their shares in a lawful transaction and in accordance with Nevada corporate and Federal and state securities law. All of the shareholders own at least 100 shares of the company's common stock.

     3. Financial Statements. Audited financial statements will be submitted to the buyer prior to the closing date, These statements include balance sheets, related statements of income and retained earnings for the past three years and were prepared according to generally accepted accounting principals. They fairly represent the financial position of the company as of the respective dates and the results of its operations for the periods indicated. For the past three years, the company has had zero assets, zero liabilities and zero income.

     4. Absence of Changes. Since the date of the last balance sheet, there has not been any change in the financial condition or operations of the company.

     5. Liabilities. The company did not, as of the date of the last balance sheet, have any debt, liability or obligations of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due that is not reflected in the



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corporations balance sheet.

     6.  Tax Returns.   The company has filed all federal, state
and local tax returns required by law and has paid all taxes, assessments and penalties due and payable. No federal tax returns have been audited by the Internal Revenue Service or by any state taxing authority. There are presently no disputes as to taxes of any nature owned by the company.

     7. Contracts and Leases. The company has not carried on any business within the past five years from the date of this Agreement. The company is not a party to any contract, agreement or lease other than its contract with its transfer agent, which the buyer agrees to honor for a period of one year from the closing date of this Agreement. No person holds a power of attorney from the company.

     8. Compliance with Securities Laws. The company has complied with and is not in violation of any federal, state or local securities statute, law, and/or regulation. The company has complied with all federal and state securities laws in connection with the offers for sale, sale and distribution of its securities.

     9. Public Company Status. The company represents that it is a non reporting public company by virtue of the fact that at least 1,800,000 shares of its outstanding common stock qualify for free trading status pursuant to Securities and Exchange Commission Rule 144(K), with these shares being held by approximately 12 shareholders; such Rule providing essentially that the restrictive requirements of Rule 144 do not apply to securities held by a person who is not an affiliate of the issuer at the time of sale and has not been an affiliate during the preceding three (3) months provided a period of three (3) years has elapsed sine the later of the date the securities were acquired from the issuer or from an affiliate of the issuer. Pursuant to this paragraph, the seller will provide an opinion of counsel as to the public trading status of the common stork of the company. In general and for the purposes of this Agreement, a non reporting public company is defined as a company that is not registered with the United States Securities and Exchange Commission, does not make periodic reports to the Commission and does not have a Commission file number.

     10. Ability to Carry Out Obligations. Trust, and the shareholders therein, have the right, power and authority to enter into and perform their obligations under this Agreement. The execution of this Agreement by the Trust and the performance by the shareholders of their obligations thereunder will not cause, constitute or conflict with or result in (a) any breach or violation of any provision of or constitute a default under any license, indenture, mortgage, charter, instrument, articles of incorporation, bylaws, or other agreement or instrument to which the company or the Trust or the company's shareholders are a party, or by which they may be bound, nor will any consents or authorizations of any party other than those hereto be required, or (b) an event that would cause the company to be liable to any party, or (c) an event that Would result in the creation or imposition of any lien, charge, or encumbrance on any asset of the company or upon the securities of the company to be acquired by the buyer.

     11. Litigation. The company is not and has not been a party to any suit, action, arbitration, legal, administrative or other proceeding, or pending governmental investigation. To the best knowledge of the company's management, there is no basis for any such action or proceeding and no such action or proceeding is threatened against the Company. The company is not subject to or in default of any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency or instrumentality.

     12. Conduct of Business. Between the execution of this Agreement and the closing date, the company will not conduct any business.

     13.  Documents.   As soon as practical after the execution
of this Agreement, all of the following documents currently in the possession of the company or the Trust will be provided to the buyer or his representatives:

     1.   Articles of Incorporation, with amendments, if any, thereto.

     2.   Bylaws.

     3.   Minutes of shareholders meetings.

     4.   Minutes of Board of Directors meetings.

     5.   List of officers and directors.


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     6.   Shareholders list and contract with the company's transfer agent.

     7.   Original audited financial statements.

     8.   Copies of federal income tax returns for the past three years.

     9. Name and address of the company's transfer agent and contract with said agent.

     10. Certificate of Corporate Existence dated within 90 days of the date of this Agreement.

     11. A opinion letter from the company's counsel, reflecting the availability to shareholders of an exemption under Rule 144K to freely transfer shares of the company's stock as described in paragraph 9 above.

     14. Closing Documents. All minutes, consents or other documents pertaining to the company to be delivered at closing shall be valid and in accordance with Nevada corporate law.


      15. Title. The Trust, and the shareholders represented therein, have good and marketable title to all of the securities to be sold to the buyer pursuant to this Agreement. The securities to be sold to the buyer will be, at closing, free and clear of all liens, security interest, pledges, charges, claim, encumbrances and restrictions of any kind. None of such shares are or will be subject to any voting trust or agreement. No person holds or has the right to receive any proxy or similar instrument with respect to such shares. Except as provided in this Agreement, neither the Trust nor the shareholders represented therein are parties to any agreement which offers or grants to any person the right to purchase or acquire any of the securities to be sold to the buyer. There is no applicable local, state or federal law, rule, regulation, or decree which would, as a result of the purchase of the shares by the buyer, impair, restrict or delay the buyer's voting rights with respect to the shares.

     16. Full Disclosure. None of the representations and warranties may by the Trust, the shareholder represented therein, or in any certificate or memorandum furnished to or to be furnished by the Trust, or on their behalf, contains or will contain any untrue statement of a material fact, or omit any material fact that omission of which would be misleading.

                    ARTICLE 3 - CLOSING

In the closing of this transaction shall occur when all of the documents and/or consideration described below have been delivered to a agreed upon third party acting as an escrow agent, but not later than July 1995. As part of the closing, the following documents, in addition to those described in Article 2, Paragraph
13 above shall be delivered:

By the Trust:

     1. Original certificates in the names or each shareholder represented by the 'Trust.

     2. Stock powers, properly signed with signatures guaranteed, in good transferable form.

     3. A resolution of the Board of Directors, dated the closing date, appointing the nominees of the buyer as directors of the company.

     4. The resignation of all officers and directors, time dated subsequent to the resolution described in (3) above.

     5. All of the remaining business and corporate records of the company not already provided.

     6. Such other minutes of a special meeting of the company's directors as may reasonably be required by the buyer.



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By the buyer:

1. A cashier's or certified check or Federal Reserve wire transfer instructions and receipt therefore from the bank effecting the wire transfer in U.S. dollars drawn on or wired from a United States Bank located within the contiguous 48 states in the amount of $39,000.00 or such other amount representing the purchase price due to the Trust. Said check or wire transfer will be made payable to the Shareholders Trust, which will disburse the funds to the individual shareholders.

                    ARTICLE 4 - REMEDIES

     1. Arbitration. Any controversy or claim arising out of, or relating to, this Agreement or to the making performance, or interpretation thereof, shall be settled by arbitration in the State of Nevada, the state of the company's incorporation, in accordance with the Rules of the American Arbitration Association then existing, and judgment on the arbitration award may be entered in any court have jurisdiction over the subject matter of the controversy.

     2. Termination. Either party may terminate this Agreement by written notification to the other party, prepaid first class mail or other means of communication, of its intention to terminate. In the event of termination by either party, the escrow agent shall, within 2 business days, return all documents in its possession to the Trust and all funds to the buyer, this Agreement shall be null and void and the obligations of the pat-ties shall cease.

     3. Indemnification. The Trust and the shareholders represented therein, jointly and severally, agree to indemnify the buyer, to the maximum extent permitted by law, against all losses, claims, damages, liabilities and expenses (including reasonable attorney's fees) caused by (1) any inaccuracy in any representation or warranty of the Trust contained herein, or (2) any material misstatement of a material fact or omission to state a material fact required to be stated herein or necessary to make the statements herein (or any other statements made to the buyer) not misleading.

                  ARTICLE 5 - MISCELLANEOUS

     1.  Captions and Headings.   The Article and paragraph
heading throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit or add to the meaning of any provision of this Agreement.

     2.  No Oral Change.   This Agreement and any provision
hereof, may not be waived, changed, modified, or discharged orally but only by art agreement of the parties in writing,

     3. Non waiver. No waiver of any covenant, condition, or provision of this Agreement shall be deemed to have been made unless expressly assented to in writing.

     4. Time of Essence. Time is of the essence of this Agreement and each and every provision hereof.

     5.  Entire Agreement. This Agreement contains the entire
Agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings.

     6. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     7. Notices. All notices, requests, demands, and other communication under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service, if served personally on the party to whom notice is given, or on the third day after mailing if mailed to the party to whom notice is to be given, if mailed by first class mail, postage prepaid, and properly addressed to the address for the respective parties as shown on the signature page of this Agreement.

     8. Binding Effect. This Agreement shall inure to and be binding upon the heirs, executors, personal representatives, successors and assigns of each of the parties to this Agreement.



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     9.   Effect of Closing.  All representations, warranties,
covenants, and agreements of the parties contained in this Agreement, or in any instrument, certificate, opinion, or other-writing provided for in it, shall be true and correct as of the date of the closing and shall survive the closing of this Agreement.

     10. Mutual Cooperation. The par-ties hereto shall cooperate with each other to achieve the purpose of this Agreement, and shall execute such other and further documents and take such other and further actions as may be necessary or convenient to effect the transaction described herein.

     AGREED AND ACCEPTED as of the date first written above.

/s/
For the Trust                     Fred Keller

11011 North 2nd St., Ste 2082     4365 Okeechobee Blvd., Ste B-10
Scottsdale, AZ 86260              West Palm Beach, FL 33409

  (602) 451-9605      Voice Phone       (407) 689-0307
  (602) 451-9754      Facsimile Phone   (407) 686-9911












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